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                               EXHIBIT 11.1
                            SEAGATE TECHNOLOGY, INC.
                      COMPUTATION OF NET INCOME PER SHARE
                      (In thousands except per share data)
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
                                                            Three Months Ended                Six Months Ended
                                                        ---------------------------       -------------------------
                                                        Dec. 30,           Dec. 31,       Dec. 30,         Dec. 31,
                                                         1994                1993           1994             1993
                                                        --------           --------       --------         --------
PRIMARY
Weighted average number of common
  shares outstanding during the period                    72,235             70,323         72,504           69,577

Incremental common shares attributable
  to exercise of outstanding options
  (assuming proceeds would be used to
  purchase treasury stock)                                 1,883              2,505          2,007            2,480
                                                       ---------          ---------      ---------        ---------
Total shares                                              74,118             72,828         74,511           72,057
                                                       =========          =========      =========        =========
Net Income:
  Amount                                               $  79,269          $  42,742      $ 101,806        $  78,810
  Per share                                            $    1.07          $    0.59      $    1.37        $    1.09


FULLY DILUTED
Weighted average number of common
  shares outstanding during the period                    72,235             70,323         72,504           69,577

Incremental common shares attributable
  to exercise of outstanding options
  (assuming proceeds would be used to
  purchase treasury stock) and conversion
  of 6-3/4% and 5% convertible
  subordinated debentures                                 18,477             10,910         18,604           10,209
                                                       ---------          ---------      ---------        ---------
Total shares                                              90,712             81,233         91,108           79,786
                                                       =========          =========      =========        =========
Net Income:
  Amount                                               $  79,269          $  42,742      $ 101,806        $  78,810
  Add 6-3/4% convertible subordinated
    debentures interest, net of income tax
    effect                                                 2,810              2,810          5,620            5,620
  Add 5% convertible subordinated
    debentures interest, net of income
    tax effect                                             2,112                368          4,224              368
                                                       ---------          ---------      ---------        ---------
Total                                                  $  84,191          $  45,920      $ 111,650        $  84,798
                                                       =========          =========      =========        =========
  Per share                                            $    0.93          $    0.57      $    1.23        $    1.06
                                                       =========          =========      =========        =========
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